AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT
      AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT
made this 1st day of June, 2005, by and between
Morgan Stanley Institutional Fund Trust (the
"Fund"), a business trust organized under the
laws of the Commonwealth of Pennsylvania,
and Morgan Stanley Investment Management
Inc., a Delaware corporation, as successor to
Miller Anderson & Sherrerd, LLP (the
"Adviser").
RECITALS
      WHEREAS, The Fund entered into an
Investment Advisory Agreement to provide
investment advisory services with Miller
Anderson & Sherrerd, LLP, effective as of May
1, 1997, as amended (the "Current Investment
Advisory Agreement"); and
      WHEREAS, This Agreement amends
and restates, in its entirety, the Current
Investment Advisory Agreement to reduce the
fee payable by certain of the Fund's Portfolios
under this Agreement;
AGREEMENTS
      Now, Therefore, the Fund and the
Adviser agree as follows:
      1.	Duties of Adviser.  The Fund
hereby appoints the Adviser to act as investment
adviser to each of the Portfolios listed on-
Schedule A hereto (the "Portfolios"), for the
period and on such terms set forth in this
Agreement.  The Fund employs the Adviser to
manage the investment and reinvestment of the
assets of the Portfolios, to continuously review,
supervise and administer the investment
program of each of the Portfolios, to determine
in its discretion the securities to be purchased or
sold and the portion of each such Portfolio's
assets to be held uninvested, to provide the Fund
with records concerning the Adviser's activities
which the Fund is required to maintain, and to
render regular reports to the Fund's officers and
Board of Trustees concerning the Adviser's
discharge of the foregoing responsibilities.  The
Adviser shall discharge the foregoing
responsibilities subject to the control of the
officers and the Board of Trustees of the Fund,
and in compliance with the objectives, policies
and limitations set forth in the Fund's
prospectus and applicable laws and regulations.
The Adviser accepts such employment and
agrees to render the services and to provide, at
its own expense, the office space, furnishings
and equipment and the personnel required by it
to perform the services on the terms and for the
compensation provided herein.
      2.	Portfolio Transactions.  The
Adviser is authorized to select the brokers or
dealers that will execute the purchases and sales
of securities for each of the Portfolios and is
directed to use its best efforts to obtain the best
available price and most favorable execution,
except as prescribed herein.  Subject to policies
established by the Board of Trustees of the
Fund, the Adviser may also be authorized to
effect individual securities transactions at
commission rates in excess of the minimum
commission rates available, if the Adviser
determines in good faith that such amount of
commission is reasonable in relation to the
value of the brokerage or research services
provided by such broker or dealer, viewed in
terms of either that particular transaction or the
Adviser's overall responsibilities with respect to
the Fund.  The execution of such transactions
shall not be deemed to represent an unlawful act
or breach of any duty created by this Agreement
or otherwise.  The Adviser will promptly
communicate to the officers and Trustees of the
Fund such information relating to portfolio
transactions as they may reasonably request.
      3.	Compensation of the Adviser.
For the services to be rendered by the Adviser
as provided in Section 1 of this Agreement, the
Fund shall pay to the Adviser at the end of each
of the Fund's fiscal quarters, an advisory fee
calculated by applying a quarterly rate, based on
the annual percentage rates set forth opposite
each Portfolio's name on Schedule A hereto, to
each Portfolio's average daily net assets for the
quarter.
      In the event of termination of this
Agreement, the fee provided under this Section
shall be computed on the basis of the period
ending on the last business day on which this
Agreement is in effect subject to a pro rata
adjustment based on the number of days elapsed
in the current fiscal quarter as a percentage of
the total number of days in such quarter.
      4.	Other Services.  At the request of
the Fund, the Adviser, in its discretion may
make available to the Fund office facilities,
equipment, personnel and other services.  Such
office facilities, equipment, personnel and
services shall be provided for or rendered by the
Adviser and billed to the Fund at the Adviser's
cost.
      5.	Reports.  The Fund and the
Adviser agree to furnish to each other current
prospectuses, proxy statements, reports to
shareholders, certified copies of their financial
statements, and such other information with
regard to their affairs as each may reasonably
request.
      6.	Status of Adviser.  The services
of the Adviser to the Fund are not to be deemed
exclusive, and the Adviser shall be free to
render similar services to others so long as its
services to the Fund are not impaired thereby.
      7.	Liability of Adviser.  In the
absence of (i) willful misfeasance, bad faith or
gross negligence on the part of the Adviser in
performance of its obligations and duties
hereunder, (ii) reckless disregard by the Adviser
of its obligations and duties hereunder, or (iii) a
loss resulting from a breach of fiduciary duty
with respect to the receipt of compensation for
services (in which case any award of damages
shall be limited to the period and the amount set
forth in Section 36(b)(3) of the Investment
Company Act of 1940, as amended (the "1940
Act"), the Adviser shall not be subject to any
liability whatsoever to the Fund, or to any
shareholder of the Fund, for any error or
judgment, mistake of law or any other act or
omission in the course of, or connected with,
rendering services hereunder including, without
limitation, for any losses that may be sustained
in connection with the purchase, holding,
redemption or sale of any security on behalf of
any Portfolio of the Fund.
      8.	Permissible Interests.  Subject to
and in accordance with the Declaration of Trust
of the Fund and the Partnership Agreement (or
other governing or organizational documents) of
the Adviser, Trustees, agents and shareholders
of the Fund are or may be interested in the
Adviser (or any successor thereof) as officers or
partners, or otherwise; officers, agents and
partners of the Adviser are or may be interested
in the Fund as Trustees, officers, shareholders or
otherwise; and the Adviser (or any successor) is
or may be interested in the Fund as a
shareholder or otherwise.  The effect of any
such interrelationships shall be governed by said
Declaration of Trust or Partnership Agreement
(or other governing or organizational
documents) and provisions of the 1940 Act.
      9.	Declaration of Trust.  The
Adviser is hereby expressly put on notice of the
limitation of shareholder liability as set forth in
Article VIII of the Declaration of Trust of the
Fund and agrees that the obligations assumed by
the Fund pursuant to this Agreement shall be
limited in all cases to the Fund and its assets,
and the Adviser shall not seek satisfaction of
any such obligation from the shareholders or
any shareholder of the Fund.  Nor shall the
Adviser seek satisfaction of any such
obligations from the Trustees or any individual
Trustee.
      10.	Duration and Termination.  This
Agreement, unless sooner terminated as
provided herein, shall continue so long as such
continuance is specifically approved at least
annually (a) by the vote of a majority of those
members of the Board of Trustees of the Fund
who are not parties to this Agreement or
interested persons of any such party, cast in
person at a meeting called for the purpose of
voting on such approval, and (b) by the Board of
Trustees of the Fund or by vote of a majority of
the outstanding voting securities of each
Portfolio of the Fund; provided, however that if
the holders of any Portfolio fail to approve the
Agreement as provided herein, the Adviser may
continue to serve in such capacity in the manner
and to the extent permitted by the 1940 Act and
Rules thereunder.  This Agreement may be
terminated by any Portfolio of the Fund at any
time, without the payment of any penalty, by
vote of a majority of the entire Board of
Trustees of the Fund or by vote of a majority of
the outstanding voting securities of the Portfolio
on 60 days' written notice to the Adviser.  This
Agreement may be terminated by the Adviser at
any time, without the payment of any penalty,
upon 90 days' written notice to the Fund.  This
Agreement will automatically and immediately
terminate in the event of its assignment.  Any
notice under this Agreement shall be given in
writing, addressed and delivered or mailed
postpaid, to the other party at any office of such
party.
      As used in this Section 10, the terms
"assignment," "interested persons," and "a vote
of a majority of the outstanding voting
securities" shall have the respective meanings
set forth in Section 2(a)(4), Section 2(a)(19) and
Section 2(a)(42) of the 1940 Act.
      11.	Amendment of Agreement.  This
Agreement may be amended by mutual consent,
but the consent of the Fund must be approved
(a) by a vote of a majority of those members of
the Board of Trustees of the Fund who are not
parties to this Agreement or interested persons
of any such party, cast in person at a meeting
called for the purpose of voting on such
amendment, and (b) by vote of a majority of the
outstanding voting securities of each Portfolio
of the Fund.
      12.	Severability.  If any provision of
this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
      IN WITNESS WHEREOF, the parties
hereto have caused this Agreement to be
executed as of this 1st day of June, 2005.
MORGAN STANLEY INVESTMENT
MANAGEMENT INC.
MORGAN STANLEY INSTITUTIONAL
FUND TRUST


By:	/s/ Ronald E. Robison
By:	/s/ Joseph C. Benedetti
Name:	Ronald E. Robison
Name:	Joseph C. Benedetti
Title:	Managing Director
Title:	Assistant Secretary



Schedule A
as amended, December 8, 2014
Portfolio
Contractual Rate of Advisory Fees
Core Fixed Income Portfolio
0.375%
Core Plus Fixed Income Portfolio
0.375% of the portion of the daily net assets not
exceeding $1 billion; 0.30% of the portion of the daily
net assets exceeding $1 billion
Corporate Bond Portfolio (formerly,
Investment Grade Fixed Income
Portfolio)
0.375%
Global Strategist Portfolio (formerly,
Balanced Portfolio)
0.450%
High Yield Portfolio
0.600%
Limited Duration Portfolio
0.300%
Mid Cap Growth Portfolio
0.500%
Strategic Income Portfolio
0.40% of the portion of the daily net assets not
exceeding $500 million; and 0.35% of the portion of
the daily net assets exceeding $500 million
Global Multi-Asset Income Portfolio
0.650%

16319380.6.BUSINESS